UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PURPLE INNOVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4078206
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4100 North Chapel Ridge Rd., Suite 200, Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Proportional Representation Preferred Linked Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:         N/A         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities To Be Registered.

On February 14, 2023, the Special Committee (the “Special Committee”) of the board of directors (the “Board”) of Purple Innovation, Inc., a Delaware corporation (the “Company”) designated a new series of preferred stock, par value $0.0001 per share, of the Company, to be designated the “Proportional Representation Preferred Linked Stock” (“PRPLS”), initially consisting of 1,500,000 shares, and declared a dividend of one one-hundredth (0.01) of a share of PRPLS on each share of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and Class B common stock, $0.0001 par value per share (together with the Class A Common Stock, the “Common Stock”), outstanding as of the close of business on February 24, 2023 (the “Record Date”) and following the Record Date, each time the Company issues any shares of Common Stock, the Company will, at the same time, issue (each, a “Subsequent Issuance”) for each share of Common Stock so issued one one-hundredth (0.01) of a share of PRPLS to the stockholder to which such share of Common Stock is issued (the share of Common Stock with respect to which a fractional share of a PRPLS was issued, whether pursuant to the initial dividend or a Subsequent Issuance, is hereinafter referred to as the “Associated Share of Common Stock”).

Each PRPLS will be evidenced by the certificate for the Associated Share of Common Stock registered in the name of the holder of the Associated Share of Common Stock (or, in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership of such shares) (which certificates or book entries for the Associated Share Common Stock will be deemed also to be certificates or book entries for such PRPLS), and not by separate certificates (or book entries). The surrender for transfer of any certificate representing the Associated Share of Common Stock (or, in the case of uncertificated shares of Common Stock, the effectuation of a book-entry transfer of such shares of Common Stock) will also constitute the transfer of the PRPLS associated with such shares of Common Stock, and PRPLS will be transferable only in connection with the transfer of the underlying shares of Common Stock.

Each PRPLS generally will vote together with the Common Stock in the election of directors and related matters, and carry 10,000 votes each. PRPLS holders can allocate all, none, or a portion of their votes to each director nominee up for election at each meeting of the stockholders of the Company.

The Special Committee designated the new series of PRPLS and declared a dividend of such stock to protect against any coercive or abusive takeover tactics, and to help ensure that the Company’s stockholders are not deprived of the opportunity to realize the full and fair value of their investment.

The foregoing description of the PRPLS does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation of Proportional Representation Preferred Linked Stock (“Certificate of Designation”), which is filed as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Proportional Representation Preferred Linked Stock of the Company, dated February 14, 2023

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PURPLE INNOVATION, INC.

Date: February 14, 2023	By:	/s/ Casey K. McGarvey
		Name:	Casey K. McGarvey
		Title:	Chief Legal Officer, Secretary

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